As filed with the Securities and Exchange Commission on February 23, 2023

Registration No. 333-263766

Registration No. 333-260329

Registration No. 333-255019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263766

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260329

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-4 ON FORM S-8 REGISTRATION STATEMENT

NO. 333-255019

UNDER THE SECURITIES ACT OF 1933

Rockley Photonics Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1644526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3rd Floor, 1 Ashley Road Altrincham, Cheshire, United Kingdom	WA14 2DT
(Address of principal executive offices)	(Zip Code)

Rockley Photonics Holdings Limited 2021 Stock Incentive Plan

Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan

2021 Stock Incentive Plan

2021 Employee Stock Purchase Plan

(Full title of the plans)

Tom Adams, Esq. General Counsel

Rockley Photonics Holdings Limited

3rd Floor, 1 Ashley Road

Altrincham, Cheshire, United Kingdom WA14 2DT

+44 (0) 1865 292017

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Rockley Photonics Holdings Limited (the “Registrant”) to deregister all ordinary shares unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•

Registration Statement No. 333-263766, filed on March 22, 2022, registering 5,114,425 ordinary shares under the Registrant’s 2021 Stock Incentive Plan and 1,278,606 ordinary shares under the Registrant’s 2021 Employee Stock Purchase Plan;

•

Registration Statement No. 333- 260329, filed on October 18, 2021, registering 31,883,897 ordinary shares under the Registrant’s 2021 Stock Incentive Plan and 1,526,239 ordinary shares under the Registrant’s 2021 Employee Stock Purchase Plan; and

•	Registration Statement No. 333-255019, filed on April 2, 2021, registering 16,503,964 ordinary shares under the Registrant’s 2013 Equity Incentive Plan.

As previously disclosed, on January 23, 2023, the Registrant filed a voluntary petition for relief under chapter 11 of title 11 (the “Chapter 11 Case”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). As a result of the Chapter 11 Case, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all ordinary shares registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 23 day of February, 2023.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Richard A. Meier
Name:	Richard A. Meier
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Richard A. Meier Richard A. Meier	President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	February 23, 2023

/s/ Chad Becker Chad Becker	Interim Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 23, 2023

/s/ Dr. Andrew Rickman Andrew Rickman	Director, Executive Chair	February 23, 2023

* William Huyett	Lead Independent Director	February 23, 2023

* Karim Karti	Director	February 23, 2023

* Michele Klein	Director	February 23, 2023

* Dr. Pamela Puryear	Director	February 23, 2023

* Brian Blaser	Director	February 23, 2023

Dr. Nicolaus Henke	Director

Dr. Richard Kuntz	Director

* By:	/s/ Dr. Andrew Rickman
Dr. Andrew Rickman
Attorney-In-Fact